Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS 2007
FIRST QUARTER FINANCIAL RESULTS
Conference Call and Webcast at 11:00 a.m. Eastern Time
The Woodlands, Texas, May 1, 2007 — Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), formerly Lexicon Genetics Incorporated, a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three months ended March 31, 2007.
“We had a highly productive first quarter for our two lead development programs,” said Arthur T. Sands, M.D., Ph.D., Lexicon’s president and chief executive officer. “We advanced LX6171 for cognitive disorders from Phase 1a testing into a Phase 1b trial, and began clinical testing of LX1031 for IBS in the first quarter. We are on track to file two additional INDs for our programs this year.”
Revenues: Lexicon’s revenues for the three months ended March 31, 2007 decreased 36 percent to $13.5 million from $21.0 million for the corresponding period in 2006. The decrease was primarily attributable to a $5.0 million performance milestone under the hypertension drug discovery alliance with Takeda Pharmaceutical Company Limited that was recognized in the first quarter of 2006, as well as the completion of revenue recognition for the upfront payment received under Lexicon’s alliance with Bristol-Myers Squibb Company.
Research and Development Expenses: Research and development expenses for the three months ended March 31, 2007 increased two percent to $27.3 million from $26.7 million for the corresponding period in 2006. The increase was primarily due to external clinical costs related to the advancement of Lexicon’s drug development programs.
General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2007 remained level at $5.3 million consistent with the corresponding period in 2006.
Net Loss: Net loss for the three months ended March 31, 2007 was $18.9 million, or $0.24 per share, compared to net loss of $10.8 million, or $0.17 per share, in the corresponding period in 2006. Net loss included non-cash, stock-based compensation expense of $1.6 million for the three months ended March 31, 2007 and $1.8 million for the corresponding period in 2006.
Cash and Investments: As of March 31, 2007, Lexicon had $59.5 million in cash and investments, including restricted cash and investments, as compared to $80.0 million as of December 31, 2006.
Recent Events
•	Lexicon unveiled the change of its corporate name to Lexicon Pharmaceuticals, Inc. and announced the launch of its 10TO10 Program, an ongoing company initiative with the goal of advancing ten drug candidates into human clinical trials by the end of 2010.
•	Lexicon initiated a Phase 1a clinical trial of LX1031, an investigational new drug being developed for the treatment of irritable bowel syndrome, in January 2007. LX1031, an orally-delivered modulator of peripheral serotonin levels, is Lexicon’s second proprietary product candidate to enter the clinic. Subsequently, this trial was concluded and LX1031 advanced into Phase 1b testing. Lexicon expects data from this trial in the third quarter of 2007.

•	Lexicon advanced LX6171, an investigational new drug being developed for the treatment of cognitive disorders, into Phase 1b clinical trials in January 2007. A previous Phase 1a trial showed LX6171 to be well tolerated at all dose levels studied. Data from this Phase 1b trial are anticipated in early summer of 2007.
•	Two additions were made to Lexicon’s corporate leadership in the first quarter. Kathleen Wiltsey, formerly of Amgen, Inc., was elected to the company’s Board of Directors and Tamar Howson, formerly of Bristol-Myers Squibb Company, was appointed executive vice president of business development.
Lexicon Conference Call:
Lexicon management will hold a conference call to discuss the company’s results and provide financial guidance for the second quarter of 2007 at 11:00 a.m. Eastern Time on May 1, 2007. The dial-in number for the conference call is 800-311-6662 (within the United States) or 719-457-2696 (international). The pass code for all callers is 1739240. Investors can access www.lexpharma.com to listen to a live webcast of the call. The webcast will be archived and available for review through May 4, 2007.
About Lexicon
Lexicon is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon currently has clinical programs underway for such areas of major unmet medical need as irritable bowel syndrome and cognitive disorders. The company has used its proprietary gene knockout technology to discover more than 100 promising drug targets and create an extensive pipeline of clinical and preclinical programs in the therapeutic areas of diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. To advance the development and commercialization of its programs, Lexicon is working both independently and through collaborators including Bristol-Myers Squibb Company, Genentech, Inc., N.V. Organon and Takeda Pharmaceutical Company Limited. For additional information about Lexicon and its programs, please visit www.lexpharma.com.
Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s plans regarding regulatory filings and clinical development programs for LX6171 and LX1031 and the potential therapeutic and commercial potential of LX6171 and LX1031 and other potential drug candidates in Lexicon’s preclinical pipeline. This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX6171 and LX1031 and preclinical development of other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact for Lexicon:
Bobbie Faulkner
Investor Relations
281/863-3503
bfaulkner@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2007	2006
	(unaudited)
Revenues:
Collaborative research	$12,271	$19,306
Subscription and license fees	1,224	1,649

Total revenues	13,495	20,955
Operating expenses:
Research and development, including stock-based compensation of $991 and $1,149, respectively	27,290	26,672
General and administrative, including stock-based compensation of $568 and $692, respectively	5,300	5,303

Total operating expenses	32,590	31,975

Loss from operations	(19,095)	(11,020)
Interest income	880	1,003
Interest expense	(688)	(807)
Other income, net	(12)	(7)

Net loss	$(18,915)	$(10,831)

Net loss per common share, basic and diluted	$(0.24)	$(0.17)

Shares used in computing net loss per common share	77,938	64,566

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2007	2006
	(unaudited)
Cash and investments, including restricted cash and investments of $430	$59,518	$79,999
Property and equipment, net	76,041	78,192
Goodwill	25,798	25,798
Total assets	167,368	190,266
Deferred revenue	54,500	58,000
Current and long-term debt	31,982	32,188
Accumulated deficit	(370,656)	(351,741)
Total stockholders’ equity	69,004	85,501